Exhibit 10.9

EPIZYME, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”)

Epizyme, Inc. (the “Company”) has selected you to receive an award of restricted stock units (“RSUs”) pursuant to the Company’s 2013 Stock Incentive Plan (the “Plan”). The terms and conditions attached hereto are also a part hereof.  Terms used in this Agreement which are not defined in this Agreement shall have the meanings used or defined in the Plan.

Notice of Grant

Name of recipient (the “Participant”):
Grant Date (the “Grant Date”):
Number of RSUs
Vesting Start Date:
Vesting Schedule:
All vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.

Please confirm your acceptance of this restricted stock unit award and of the terms and conditions of this Agreement by signing a copy of this Agreement where indicated below.

EPIZYME, INC.

By:

Name:	Robert B. Bazemore

Title:	President and CEO

Accepted and Agreed:

Signature of Participant
Street Address
City/State/Zip Code

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EPIZYME, Inc.

Restricted Stock Unit Award Agreement
Incorporated Terms and Conditions

The award of RSUs granted to the Participant hereunder is made pursuant to the Plan.  The terms and conditions of the award of RSUs made to the Participant, as set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”), are as follows:

1.	Grant of Restricted Stock Units.

The RSUs are issued to the Participant, effective as of the Grant Date set forth in the Notice of Grant, in consideration of services to be rendered by the Participant to the Company.

2.

Vesting Schedule.  Unless otherwise provided in this Agreement or in the Plan, the RSUs shall vest in accordance with the vesting schedule set forth in the Notice of Grant.  Any fractional shares that would otherwise vest as of a particular date will be rounded down and carried forward to the next vesting date until a whole share can be issued.  Upon the vesting of this award, the Company shall deliver, for each RSU that becomes vested, one (1) share of Common Stock (as defined in the Plan).  The Common Stock shall be delivered as soon as practicable following each vesting date or event set forth in the Notice of Grant, but in any case, within thirty (30) days after such date or event.

3.	Termination of Relationship.

Notwithstanding any other provision of the Plan to the contrary, if the Participant ceases to be an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive restricted stock unit awards under the Plan (an “Eligible Participant”) for any reason or no reason, with or without cause, all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation.  The Participant shall have no further rights with respect to any RSUs that are so forfeited.  If the Participant provides services to a subsidiary of the Company, any references in this Agreement to employment by or a relationship with the Company shall instead be deemed to refer to employment by or a relationship with such subsidiary.

Notwithstanding any other provision of the Plan, this Agreement or any other agreement (written or oral) to the contrary, the Participant shall not be entitled (and by entering into this Agreement, hereby irrevocably waives any such entitlement) to any payment or other benefit to compensate the Participant for the loss of any rights under the Plan as a result of the termination or expiration of an award in connection with any termination of the Participant’s relationship with the Company.

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4.	Transfer Restrictions.

Except as set forth in the Plan, this award may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law or otherwise.

5.	Rights as a Stockholder.

The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock underlying or relating to any award until the issuance of such Common Stock to the Participant in respect of such award.

6.	Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

7.	Tax Obligations.

(a)Acknowledgments; No Section 83(b) Election.  The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of RSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs.  The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs.  The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code, as amended, is available with respect to RSUs.

(b)Withholding.  The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the RSUs.  The Participant acknowledges that on each vesting date, the Company shall retain from the number of shares of Common Stock otherwise deliverable to the Participant a number of shares having a fair market value (as determined by the Company, in its sole discretion) equal to the Company’s statutory minimum tax withholding obligations.

8.	Miscellaneous.

(a)No Right to Continued Relationship.  The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his/her continued relationship with the Company, this Agreement does not constitute an express or implied promise of a continued relationship or confer upon the Participant any rights with respect to a continued relationship with the Company.

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(b)Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

(c)Participant’s Acknowledgments.  The Participant acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan.

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